Exhibit 5

September 25, 2007	Thomas W. White

+1 202 663 6556 (t)
+1 202 663 6363 (f)
thomas.white@wilmerhale.com
Key Energy Services, Inc.
1301 McKinney Street
Suite 1800
Houston, Texas 77010

Re:                               Key Energy Group, Inc. 1997 Incentive Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 7,918,958 shares of common stock, $0.10 par value per share (the “Shares”), of Key Energy Services, Inc., a Maryland corporation (the “Company”), issuable under the Key Energy Group, Inc. 1997 Incentive Plan (the “Plan”) including 1,686,440 Shares (the “Selling Stockholder Shares”) being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”).

We have examined the Articles of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Our opinion below, insofar as it relates to the Selling Stockholder Shares being fully paid, assumes such Selling Stockholder Shares were issued and paid for in accordance with the terms and conditions of the Plan.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Maryland and the federal laws of the United States of America.

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006
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It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance, (ii) the Selling Stockholder Shares are validly issued, fully paid and nonassessable and (iii) the Shares other than the Selling Stockholder Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Thomas W. White
Thomas W. White, a Partner